Exhibit 10.1
AIRCRAFT SERVICES AGREEMENT
     This Aircraft Services Agreement (hereinafter “Agreement”) is made and entered into as of this 6th day of February, 2007 (the “Effective Date”) by and between Rockcreek Aviation, Inc., a Delaware corporation with its principal place of business at 2800 Rockcreek Parkway, Kansas City, Missouri 64117 (“Rockcreek Aviation”) and PANDI, INC., a Missouri corporation with its principal place of business at 11504 Pawnee Circle, Leawood, Kansas 66211 (“PANDI”).
     WHEREAS, PANDI is the operator of an aircraft described as follows:
(1)	Make: Beechcraft

(2)	Model: BeechJet 400

(3)	Year: 1988

(4)	Serial Number: RJ-3

(5)	FAA Registration Number: N203BA
     (the “Aircraft”); and
     WHEREAS, Rockcreek Aviation desires to provide aviation services to PANDI pursuant to FAR Part 91;
     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, Rockcreek Aviation and PANDI agree as follows:
I. TERM
     1.1 This Agreement shall commence on the Effective Date for a period of one (1) year, and shall automatically be renewed for additional periods of one (1) year, unless terminated by either party in accordance with Article X below (hereinafter the “Term”).
II. AVIATION SERVICES
     2.1 Retention and Provision of Services. PANDI agrees to retain Rockcreek Aviation to provide the staffing, operation and maintenance of the Aircraft to support PANDI’s operation of the Aircraft pursuant to FAR Part 91.
     2.2 Services. Rockcreek Aviation will provide PANDI with the following services in connection with the Aircraft during the Term of this Agreement:
(a)	Pilot and crew staffing services in accordance with Article III below;

(b)	Operational support services, including:
(i)	local hangar space;

(ii)	Flight Safety training;

(iii)	handling of all record keeping and expense tracking associated with the operation of the Aircraft in connection with flights taken by Cerner Corporation or Rockcreek Aviation associates; and

(iv)	assisting PANDI in obtaining and maintaining such insurance covering the Aircraft and its operation as is set forth in Article VII below;

(c)	Maintenance, inspections and repairs services in accordance with Article IV below.
The services outlined in this Section 2.2, inclusive, shall hereinafter be defined as “Services.”
     2.3 Services Fees. PANDI will pay a daily pilot/crew staffing fee as set forth in Section 7.4. PANDI shall pay to Rockcreek Aviation a monthly Aviation Services Fee in accordance with Section 7.1 below representing fees for the operational support services and general administration of this Agreement. PANDI shall also pay actual labor and parts fees for the maintenance, inspections and repairs services as set forth in Section 4.2.
III. PILOT AND FLIGHT SERVICES
     3.1 FAR Part 91 Crew Assignment/Qualifications. Rockcreek Aviation agrees to provide to PANDI a Chief Pilot/Flight Department Manager and one other qualified pilot. In fulfilling this obligation, Rockcreek Aviation will designate Jay New as the Chief Pilot.
     3.2 Crew Duties. In accordance with the applicable FARs, the flight crew provided by Rockcreek Aviation will exercise all of its duties and responsibilities with the highest regard for the safety of each flight conducted hereunder. PANDI specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take any other such action, which in the considered judgment of the assigned pilot in command is necessitated by safety considerations. PANDI agrees that no such action by the pilot in command shall create or support any liability for loss, injury, damage or delay to any customer or any other person. PANDI further agrees that Rockcreek Aviation shall not be liable for delay or failure to furnish or return the Aircraft or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, terrorism, weather conditions or acts of God.
     3.3 Pilot in Command. Notwithstanding any other provision in this Agreement, the pilot in command shall have the final and complete authority to cancel any flight for any reason or condition, which in his/her judgment would compromise the safety of the flight.
IV. MAINTENANCE, INSPECTION AND REPAIR SERVICES
     4.1 Scope of Maintenance, Inspection and Repair. Rockcreek Aviation shall supervise, conduct and contract for all repairs to and inspection and maintenance of the Aircraft in accordance with Rockcreek Aviation’s FAA-approved maintenance program during the term of this Agreement. Rockcreek Aviation shall maintain the Aircraft to FAR Part 91 standards. No period of maintenance, preventive maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations within the sound discretion of the assigned Pilot in Command.
     4.2 Maintenance, Inspection and Repair Costs. PANDI shall pay all costs and expenses incurred by Rockcreek Aviation in performing or causing to be performed all maintenance, repair, inspection and overhaul work on the Aircraft pursuant to Section 4.1 above, including but not limited to, all costs and expenses associated with new parts and accessories utilized for such work.
     4.3 Records. Rockcreek Aviation will maintain reports, records, and other data to comply with the applicable FARs in connection with repair and maintenance performed by Rockcreek Aviation or its agents or designated contractors on the Aircraft.
     4.4 Inspection. PANDI or its designee shall have the right, but not the duty, to inspect the Aircraft upon reasonable notice to Rockcreek Aviation, wherever the Aircraft may then be located. Upon PANDI’s notice, Rockcreek Aviation shall advise PANDI of the Aircraft’s location and, within a reasonable time, shall furnish PANDI with all information, logs, documents and Rockcreek Aviation’s records regarding or in respect to the Aircraft and its use, maintenance or condition.

The services outlined in Sections 4.1 through 4.4, inclusive, shall hereinafter be defined as “Maintenance Services.”
V. TRAINING
     5.1 Training Services. Rockcreek Aviation will pay the training costs for the Chief Pilot and other qualified pilot to complete the manufacturer’s recommended or approved ground and flight training course. Such training is part of the operational services set forth in Section 2.2(b) above.
VI. PART 91 OPERATIONS
     6.1 PANDI Flights. PANDI has, and shall retain, operational control and possession, command and control of the Aircraft for all PANDI flights under this Agreement. During PANDI’s operation of the Aircraft, PANDI shall have the right, subject to safety considerations, to use Rockcreek Aviation provided pilots and to direct such pilots as to when and where to fly. In exercising operational control PANDI shall comply with the FARs and any pertinent regulations of any country other than the United States where the Aircraft may be operated from time to time. PANDI shall operate the Aircraft in accordance with FAR Part 91.
     6.2 Advance Notification. PANDI shall provide Rockcreek Aviation with PANDI’s proposed flight schedules as far in advance of any given flight as possible, and in any case, at least 4 hours in advance of PANDI’s planned departure.
VII. COMPENSATION
     7.1 Operational Services Fee. PANDI agrees to pay to Rockcreek Aviation and Rockcreek Aviation agrees to accept as full payment eight-thousand dollars ($8,000) each month for Rockcreek Aviation’s Service in accordance with Section 7.7 below.
     7.2 Fuel and Oil Costs. PANDI shall pay all costs and expenses incurred by Rockcreek Aviation in purchasing fuel and oil for the Aircraft in accordance with Section 7.7 below.
     7.3 Maintenance Services Charges. PANDI agrees to pay to Rockcreek Aviation all Maintenance Services costs as determined under Article IV above in respect to the Aircraft in accordance with Section 7.7 below.
     7.4 Crew Expenses. PANDI agrees to pay to Rockcreek Aviation eight-hundred-fifty dollars ($850) per day plus any and all reasonable lodging, transportation and all other reasonable out of pocket costs incurred by the Crew in connection with a PANDI flight or flights. Crew costs shall include, but are not limited to hotel accommodation, meals, rental cars and/or taxi fares, plus taxes applicable to them.
     7.5 Part 91 Costs. PANDI agrees to pay all landing and parking fees, international landing, handling and navigation fees, hangar fees away from the Base of Operation, flight phone fees, and catering fees in connection with a PANDI flight or flights.
     7.6 Aircraft Direct Operating Costs. PANDI agrees to pay Rockcreek Aviation for all Aircraft direct operating costs for PANDI’s flights.
     7.7 Invoices. Rockcreek Aviation will submit invoices to PANDI each month which reflects the flights made, Services Fee, Crew expenses, and the cost of any other services, expenses or costs payable by PANDI in accordance with this Agreement. Said invoices shall be mailed to PANDI at the address specified below or at such other address as PANDI may from time to time designate. Payment by PANDI is due thirty (30) days following the invoice date.

VIII. INSURANCE
     8.1 PANDI shall maintain insurance coverage as set forth below, in the minimum amounts and subject to the provisions set forth below, on Rockcreek Aviation’s insurance policy:
(a)	Aircraft Bodily Injury and Property Damage Liability, including Passenger Liability, in limits of not less than fifty million dollars ($50,000,000) combined single limit any one occurrence;

(b)	All Risks Hull (Physical Damage), including War Risks and Confiscation, with an Agreed Value of two million dollars ($2,000,000);

(c)	Such insurance shall:
(1)	cover all uses of the Aircraft as set forth in this Agreement;

(2)	name PANDI as an Additional Insured;

(3)	provide a waiver of subrogation in favor of PANDI;

(4)	name PANDI as a Loss Payee and provide PANDI with a Breach of Warranty clause with respect to the insurance described in paragraph (b) above;

(5)	provide Rockcreek Aviation with at least thirty (30) days prior written notice of any cancellation of any insurance coverage required herein;

(6)	contain a Severability of Interests provision;

(7)	be primary without any right of contribution from any insurance maintained by PANDI; and

(8)	be maintained in force throughout the entire term of this Agreement.
IX. INDEMNIFICATION/SOLE REMEDIES
     9.1 Indemnification. Each party to this Agreement (hereinafter the “Indemnitor”) hereby agrees to indemnify, defend, and hold harmless the other party, its officers, directors, employees, shareholders and agents (hereinafter the “Indemnitee”) from and against any and all claims, damages, losses, liabilities (including, without limitation, bodily injury or death), demands, suits, judgments, causes of action, legal proceedings, whether civil or criminal, penalties, fines, other sanctions, and any costs and expenses in connection therewith, including attorneys’ fees and expenses (any and all of which are hereinafter referred to as “Claims”) which to the extent that such Claims arise out of or are in any way caused by the gross negligence or willful misconduct of the Indemnitors. However, in no event shall either party be liable for or have any duty for indemnification or contribution to the other party for any claimed indirect, special, incidental, consequential, or punitive damages, or for any damages consisting of damages for loss of use, revenue, profit, business opportunities and the like, or diminution of value of the Aircraft, or insurance deductible, even if the party had been advised, or knew or should have known of the possibility of such damages.
     9.2 Sole Remedies. Each party to this Agreement acknowledges and agrees that: (a) the proceeds of insurance to which it is entitled; (b) its rights to indemnification from the other party under Section 9.1; and (c) its right to direct damages arising in contract from a material breach of the other party’s obligations under this Agreement are the sole remedies for any damage, loss, or expense arising out of this Agreement or the services provided hereunder or contemplated hereby. Except as expressly set forth in this Section 9.2, each party waives any right to recover any damage, loss or expense arising out of this Agreement or the services provided hereunder or contemplated hereby.

     9.3 Survival. The provisions of this Article IX shall survive the termination or the expiration of this Agreement.
X. PAYMENT
     10.1 Invoices. Rockcreek Aviation shall forward all invoices under Section 7.7 on a monthly basis to PANDI at the following address:
PANDI, INC.
11504 Pawnee Circle
Leawood, KS 66211
     PANDI shall pay all invoices in accordance with Section 7.7 and make such payment to Rockcreek Aviation at the following address:
Rockcreek Aviation, Inc.
2800 Rockcreek Parkway
North Kansas City, MO 64117
     10.2 Late Payment. PANDI shall pay a finance charge on all undisputed amounts that are more than forty-five (45) days past due at a rate of interest equal to the lesser of one and one-half percent (1.5%) per month or the maximum permissible legal rate. PANDI shall also reimburse Rockcreek Aviation for reasonable collection costs, including attorney’s fees, relating to the collection of any such past due amounts.
     10.3 Right to Offset. Rockcreek Aviation shall have the right to set off against any undisputed amounts owed to PANDI.
XI. TERMINATION
     11.1 Either party to this Agreement shall have the right, with or without cause, to terminate this Agreement by giving sixty (60) days written notice to the other party in accordance with Section 15.3 below. Within thirty (30) days following the termination date, Rockcreek Aviation shall make a full accounting and settle all accounts between the parties.
XII. RISK OF LOSS OR DAMAGE TO AIRCRAFT
     12.1 Risk of loss or damage to the Aircraft shall be borne by PANDI. If, during the term of this Agreement, the Aircraft is destroyed, lost or damaged beyond repair, this Agreement shall terminate immediately.
XIII. TAXES
     13.1 Rockcreek Aviation shall not be liable for any taxes incurred by reason of ownership of the Aircraft during the term of this Agreement, including personal property taxes, and all taxes incurred by reason of its operation of the Aircraft.
XIV. INDEPENDENT CONTRACTOR
     14.1 Nothing contained in this Agreement shall be regarded as creating any relationship (employer/employee, joint venture, partnership) between the parties other than as set forth herein.

XV. MISCELLANEOUS PROVISIONS
     15.1 Base of Operation. The Aircraft’s base of operation shall be Kansas City Downtown Airport, Hangar 2, 150 Richards Road, Kansas City, Missouri, 64116 (the “Base of Operation”).
     15.2 Entire Agreement. This Agreement constitutes the entire understanding between the parties as of its effective date and supersedes all prior or independent agreements between the parties which concern the Aircraft. Any change, modification or amendment to this Agreement must be in writing signed by both parties.
     15.3 Notices. Any notice given by one party to the other in connection with this Agreement shall be in writing and shall be sent by facsimile, courier, overnight delivery, or certified mail, return receipt requested, to the addresses listed below or to such other addresses as either party may specify to the other in writing from time to time:
(a)	if to Rockcreek Aviation, addressed to:

Rockcreek Aviation, Inc. 2800 Rockcreek Parkway North Kansas City, MO 64117 Attn: General Counsel
(b)	if to PANDI, addressed to:

PANDI, INC. 11504 Pawnee Circle Leawood, KS 66211 Attn: President
Notices shall be deemed effective when delivered and shall be deemed delivered when actually received, or if earlier and whether or not received, three (3) days after it is deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to the parties as set forth above.
     15.4 Compliance with laws. Rockcreek Aviation shall comply with all applicable federal, state and local laws and executive orders and regulations issued pursuant thereto, including without limitation, and to the extent applicable to this Agreement, all FARs.
     15.5 Severability. In the event that any one or more of the provisions of this Agreement shall be termed to be invalid, unenforceable or illegal, such invalidity, unenforceability and illegality shall not affect any other provisions of this Agreement, and the Agreement shall be construed as if such invalid, unenforceable or illegal provisions had never been contained herein.
     15.6 Force Majeure. Exclusive of payment obligations, each party shall be relieved of its obligations hereunder in the event and to the extent that the party’s performance is delayed or prevented by any cause reasonably beyond such party’s control, including but not limited to, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or order of any governmental authority.
     15.7 Assignment. Rockcreek Aviation may assign this Agreement to any of its wholly-owned subsidiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.
     15.8 Confidentiality. During the term of this Agreement, PANDI agrees not to disclose to any person, firm or corporation or utilize for PANDI’s own purposes any confidential information regarding fees, trade secrets or customer information of Rockcreek Aviation relating to the business of Rockcreek Aviation. PANDI agrees to keep confidential such information, and at Rockcreek Aviation’s request promptly to return to Rockcreek Aviation all such confidential information. PANDI agrees that Rockcreek Aviation would be irreparably damaged if PANDI used such confidential information for its own purposes. Accordingly, PANDI agrees that its obligation to keep information confidential may be enforceable in a court of equity by injunction.
     15.9 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one instrument.
     15.10 Survival. All indemnifications, representations and warranties shall survive the expiration or termination of this Agreement.
     15.11 Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Missouri, excluding Missouri’s rules on conflict of laws that would apply the substantive law of another jurisdiction.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PANDI

By:	/s/ Cliff W. Illig
Name: Cliff W. Illig
Title: President

ROCKCREEK AVIATION, INC.

By:	/s/ Marc G. Naughton
Name: Marc G. Naughton
Title: Chief Financial Officer